                                                                  EXHIBIT (a)(1)

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Stock Purchase Rights)
                                       of

                                  EXOGEN, INC.

                                       at
                              $5.15 Net Per Share
                                       by

                        SMITH & NEPHEW ACQUISITION, INC.

                          a wholly owned subsidiary of

                              SMITH & NEPHEW, INC.

                                      and
                     an indirect wholly owned subsidiary of

                               SMITH & NEPHEW PLC

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON THURSDAY, AUGUST 26, 1999, UNLESS THE OFFER IS EXTENDED.


  THIS OFFER (THE "OFFER") IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 25, 1999 (THE "MERGER AGREEMENT"), AMONG SMITH & NEPHEW, INC. ("PARENT"), SMITH & NEPHEW ACQUISITION, INC. (THE "OFFEROR") AND EXOGEN, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT, APPROVED THE OFFER AND THE MERGER (AS DEFINED HEREIN), AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT HOLDERS OF THE SHARES (AS DEFINED HEREIN) ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES THAT, TOGETHER WITH THE SHARES CURRENTLY OWNED BY AN AFFILIATE OF THE OFFEROR, WOULD CONSTITUTE AT LEAST A MAJORITY OF THE SHARES THAT ARE OUTSTANDING DETERMINED ON A FULLY DILUTED BASIS, (ii) ANY WAITING PERIOD UNDER THE HSR ACT (AS DEFINED HEREIN) AND ANY WAITING PERIODS UNDER ANY FOREIGN LAWS APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER AND (iii) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

                               ----------------

                                   IMPORTANT

  Any stockholder desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary (as defined herein) or follow the procedure for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

  Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

  Questions and requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                               ----------------

                      The Dealer Manager for the Offer is:

                             CHASE SECURITIES INC.

July 30, 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Introduction.............................................................   3
1. Terms of the Offer....................................................   5
2. Acceptance for Payment and Payment for Shares.........................   7
3. Procedure for Tendering Shares........................................   8
4. Withdrawal Rights.....................................................  10
5. Certain United States Federal Income Tax Consequences.................  11
6. Price Range of Shares; Dividends......................................  12
7. Certain Effects of the Transaction....................................  13
8. Certain Information Concerning the Company............................  14
9. Certain Information Concerning the Offeror, Parent and S&N............  16
10. Source and Amount of Funds...........................................  18
11. Background of the Offer; Past Contacts, Transactions or Negotiations
 with the Company........................................................  18
12. Purpose of the Offer and the Merger; Plans for the Company...........  21
13. The Merger Agreement and the Stockholder Agreements..................  22
14. Dividends and Distributions..........................................  30
15. Certain Conditions to the Offeror's Obligations......................  30
16. Certain Legal Matters................................................  32
17. Fees and Expenses....................................................  33
18. Miscellaneous........................................................  33
Annex I. Certain Information Concerning the Directors and Executive
 Officers of S&N, Parent and the Offeror.................................  35

To the Holders of Common Stock (including the associated
Preferred Stock Purchase Rights) of Exogen, Inc.:

                                  INTRODUCTION

  Smith & Nephew Acquisition, Inc., a Delaware corporation (the "Offeror"), a wholly owned subsidiary of Smith & Nephew, Inc., a Delaware corporation ("Parent"), and an indirect wholly owned subsidiary of Smith & Nephew plc, a corporation organized under the laws of England and Wales ("S&N"), hereby offers to purchase all outstanding shares of Common Stock, $.0001 par value (together with the Rights (as defined herein), the "Shares"), of Exogen, Inc., a Delaware corporation (the "Company"), at a purchase price of $5.15 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references to Shares include the associated Rights, and all references to Rights shall include all benefits that may inure to the holders of the Rights pursuant to the Rights Agreement (as defined herein). Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. The Offeror will pay all charges and expenses of Chase Securities Inc. (the "Dealer Manager"), Registrar and Transfer Company (the "Depositary") and ChaseMellon Shareholder Services L.L.C. (the "Information Agent") in connection with the Offer.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT (AS DEFINED HEREIN), APPROVED THE OFFER AND THE MERGER (AS DEFINED HEREIN), AND DETERMINED THAT TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  U.S. Bancorp Piper Jaffray Inc. ("Piper Jaffray"), the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion dated July 25, 1999 that, as of such date and based upon and subject to certain matters set forth in such opinion, the consideration to be received by the holders of Shares (other than the Offeror, Parent and their affiliates) pursuant to the Offer and the Merger is fair to such holders from a financial point of view. A copy of such opinion is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 which is being distributed to the Company's stockholders.

  The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that, together with the Shares currently owned by Smith & Nephew Holdings, Inc., a Delaware corporation and the parent of Parent ("Holdings"), or Parent and its Subsidiaries, would constitute a majority of the Shares that are outstanding determined on a fully diluted basis, assuming the exercise of all options to purchase Shares, other than the Parent Option (as defined below), and the exchange of all securities convertible or exchangeable into Shares (the "Minimum Condition"), (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any other waiting periods under any foreign laws applicable to the purchase of Shares pursuant to the Offer having expired or having been terminated prior to the expiration of the Offer (the "HSR Condition") and (iii) the satisfaction of certain other terms and conditions. See Section 15.

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 25, 1999 (the "Merger Agreement"), among Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law, as amended (the "DGCL"), the Offeror will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of S&N. At the effective time of the Merger (the "Effective Time"), each Share that is issued and outstanding (other than Shares owned by the Company, any wholly owned subsidiary of the Company, Parent, the Offeror, any other wholly owned subsidiary of Parent or Holdings or by stockholders, if any, who are entitled to and who properly exercise dissenter's rights under the DGCL ("Dissenting Shares")) will be converted into the right to receive from the Surviving Corporation $5.15 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon (the "Offer Price"). See Section 5 for a description of certain United States federal income tax consequences of the Offer and the Merger.

  In connection with the Merger Agreement, the Offeror and Parent entered into Stockholder Agreements dated as of July 25, 1999 (the "Stockholder Agreements"), with each of the following directors of the Company: John Ryaby, Buzz Benson, Donald J. Lothrop, Peter C. Madeja, Patrick A. McBrayer, David J. Ottensmeyer and Terence D. Wall (the "Tendering Stockholders"), pursuant to which the Tendering Stockholders have agreed to tender the 556,972 Shares owned of record by the Tendering Stockholders and 230,000 Shares issuable to the Tendering Stockholders upon the exercise of options to purchase Shares held by such Tendering Stockholders (the "Committed Shares"). Pursuant to the Stockholder Agreements, the Tendering Stockholders have also agreed that, among other things, until such agreement terminates, such Tendering Stockholders will not transfer the Committed Shares and will vote the Committed Shares in favor of the Merger and against certain competing transactions. The Committed Shares represent approximately 5.6% of the Shares that, as of July 23, 1999, were issued and outstanding on a fully diluted basis.

  The Merger Agreement and the Stockholder Agreements are more fully described in Section 13.

  Immediately prior to the execution of the Merger Agreement, the Company and Registrar and Transfer Company, as rights agent (the "Rights Agent"), executed the Second Amendment dated as of July 25, 1999 (the "Amendment") to Rights Agreement dated as of December 6, 1996, as amended (the "Rights Agreement"), between the Company and the Rights Agent, that rendered the Rights Agreement inapplicable to the Offer, the Merger and the transactions contemplated thereby.

  The Merger Agreement provides that, promptly after the Offeror acquires Shares pursuant to the Offer, the Offeror will be entitled to designate such number of directors on the Board of Directors of the Company, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as will make the percentage of the Company's directors designated by the Offeror equal to the percentage of the aggregate voting power of the Shares held by Parent or any of its subsidiaries and the Company shall, at such time, cause the Offeror's designees to be so elected by its existing Board of Directors. However, until the Effective Time, the Board of Directors of the Company shall have at least three directors who were directors on the date of the Merger Agreement and who are not officers of the Company. The Company has agreed, at the option of Parent, either to increase the size of the Board of Directors of the Company and/or obtain the resignation of such number of directors as is necessary to enable the Offeror's designees to be elected or appointed to the Board.

  If the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, the Offeror, together with Holdings, will own a sufficient number of Shares to ensure that the Merger will be approved. Under the DGCL, if, after consummation of the Offer, the Offeror owns at least 90% of the Shares then outstanding, the Offeror will be able to cause the Merger to occur without a vote of the Company's stockholders. If, however, after consummation of the Offer, the Offeror owns less than 90% of the then outstanding Shares, a vote of the Company's stockholders will be required under the DGCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger.

  The Company has advised the Offeror that as of July 23, 1999, there were (a) 12,752,855 Shares issued and outstanding, (b) 1,089,864 Shares reserved for issuance upon the exercise of outstanding stock options ("Company Stock Options") issued under the Company's 1995 Stock Option Plan (the "Company Stock Option Plan"), (c) 159,632 Shares reserved for issuance pursuant to the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan"), (d) 80,000 Shares reserved for issuance upon the exercise of the Warrant dated September 30, 1998 issued to Arthur A. Pilla (the "Pilla Warrant") and
(e) 45,000 Shares reserved for issuance upon exercise of the Warrant dated September 30, 1998 issued to Alessandro Chiabrera (the "Chiabrera Warrant," and together with the Pilla Warrant, the "Warrants"). Based on the foregoing, the Minimum Condition will be satisfied if at least 7,063,676 Shares (which includes the Shares currently owned by Holdings), or approximately 55.4% of the outstanding Shares as of July 23, 1999 (just more than 50% of the Shares on a fully diluted basis), are validly tendered and not withdrawn prior to the Expiration Date.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. Terms of the Offer.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and thereby purchase all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on August 26, 1999, unless the Offeror has extended the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by the Offeror, will expire.

  If the Offeror decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

  The Offer is conditioned upon satisfaction of the Minimum Condition, the expiration or termination of any waiting period under the HSR Act and any other waiting periods under any foreign laws applicable to the purchase of Shares pursuant to the Offer and certain other terms and conditions. See Section 15. The Merger Agreement and the Offer may be terminated by the Offeror and Parent if certain events occur. The Offeror reserves the right (but is not obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), subject to the limitations set forth in the Merger Agreement and described below, to waive or reduce the Minimum Condition or to waive any other condition to the Offer. If the Minimum Condition or any condition set forth in Section 15 has not been satisfied by 12:00 Midnight, New York City time, on August 26, 1999, (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (ii) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Under no circumstances will the Offeror pay interest on the purchase price for tendered Shares whether or not it extends the Offer.

  Under the terms of the Merger Agreement, the Offeror may not, without the consent of the Company, reduce the number of Shares subject to the Offer, reduce the Offer Price, impose any other conditions to the Offer other than the conditions set forth in Section 15 or modify such conditions (other than to waive any such conditions to the extent permitted by the Merger Agreement), extend the Offer (except as described in the next sentence), or change the form of consideration payable in the Offer. Notwithstanding the foregoing, the Offeror may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the Commission staff applicable to the Offer and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence, in each case subject to the right of Parent, the Offeror or the Company to terminate the Merger Agreement pursuant to the terms thereof. If at any scheduled Expiration Date, the Minimum Condition, the HSR Condition or the Offer conditions concerning representations, warranties and covenants are not satisfied but all other Offer conditions shall then be satisfied, then at the request of the Company the Offeror will extend the Offer, subject to the right of Parent, the Offeror or the Company to terminate the Merger Agreement pursuant to the terms thereof.

  Subject to the limitations set forth in this Offer and the Merger Agreement, the Offeror reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that the Offeror will exercise its right to extend the Offer.

  Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, the Offeror expressly reserves the right, at any time and from time to time, in its sole discretion,
(i) to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in Section 15, by giving oral or written notice of such delay or termination to the Depositary, and (ii) at any time or from time to time, to amend the Offer in any respect. The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, relating to the Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

  Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

  If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including, with the consent of the Company, a waiver of the Minimum Condition), then the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information not materially less significant that the Offer Price and the percentage of securities sought, then a minimum ten business day period may be required to allow for adequate dissemination to stockholders and investor response. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

  The Company has provided the Offeror with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished by the Offeror to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn in accordance with Section 4 prior to the Expiration Date promptly after the later to occur of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions set forth in Section 15 related to regulatory matters. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right, in its sole discretion, to delay acceptance of, or payment for, Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 16. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3, (ii) the appropriate letter of transmittal, properly completed and duly executed (or a facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

  For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under
Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest on the purchase price for Shares be paid by the Offeror.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, then certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to the Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

  If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, then such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

  The Offeror reserves the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such transfer or assignment will relieve the Offeror of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

3. Procedure for Tendering Shares.

  Valid Tenders. Except as set forth below, for Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedure set forth below. In addition, either (i) certificates representing tendered Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted. The method of delivery of certificates, the Letter of Transmittal and all other required documents is at the option and sole risk of the tendering stockholder, and delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

  Signature Guarantee. Signatures on the Letter of Transmittal must be guaranteed by a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

  If the certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. The term "trading day" is any day on which the Nasdaq National Market ("Nasdaq") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery and a representation that the stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for, or a Book-Entry Confirmation with respect to, such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and
(iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates are received by the Depository or Book-Entry Confirmations with respect to Shares are received into the Depositary's account at the Book-Entry Transfer Facility. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Offeror, regardless of any extension of the Offer or any delay in making any payment.

  Backup Federal Income Tax Withholding. To prevent 31% "backup" federal income tax withholding with respect to payment of the purchase price of Shares purchased pursuant to the Offer, each stockholder must, subject to certain exceptions, provide the Depositary with such stockholder's correct Taxpayer Identification Number ("TIN") and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Foreign holders must generally submit a completed Form W-8 to avoid backup withholding. This form may be obtained from the Depositary. See Instructions 8 and 9 set forth in the Letter of Transmittal.

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to applicable law and the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares whether or not similar defects or irregularities are waived in the case of other stockholders. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, Parent, S&N, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Other Requirements. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder's agents, attorneys in fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to exercise all voting and other rights of the stockholder as each such attorney and proxy or his substitute shall in his sole judgment deem proper, with respect to all of the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares in accordance with the terms of the Offer. Upon acceptance for payment, all prior powers of attorney, proxies and written consents granted by the stockholder at any time with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney or proxies may be given or written consent executed by such stockholder (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, any actions by written consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) in respect of such Shares.

  A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by the Offeror, the Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (a) such stockholder has a net long position in such Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4 under the Exchange Act. It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise and
(ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

4. Withdrawal Rights.

  Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after

September 27, 1999. If acceptance of any Shares tendered is delayed for any reason or if the Offeror is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under the Offer, the Depositary may, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to and duly exercise withdrawal rights as set forth in this Section 4.

  For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if certificates have been tendered) the name in which the certificates are registered, if different from that of the person who tendered the Shares. If certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the stockholder must submit the serial numbers shown on the certificates evidencing the Shares to be withdrawn to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, Parent, S&N, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5. Certain United States Federal Income Tax Consequences.

  The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to beneficial owners of Shares whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to beneficial owners of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), proposed, temporary and final regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly on a retroactive basis. The discussion applies only to beneficial owners of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of beneficial owners of Shares (such as insurance companies, tax-exempt organizations, mutual funds and broker-dealers) who might be subject to special rules. This discussion does not discuss the United States federal income tax consequences to a beneficial owner of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

  Because individual circumstances may differ, each beneficial owner of Shares should consult such beneficial owner's own tax advisor to determine the applicability of the rules discussed below to such beneficial owner and the particular tax effects to such beneficial owner of the Offer and the Merger, including the application and effect of state, local and other tax laws.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a beneficial owner of Shares will recognize gain or loss equal to the difference (if any) between the beneficial owner's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. In general, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the beneficial owner held the Shares for more than one year as of the date of sale (in the case of the Offer) or the Effective Time (in the case of the Merger). The excess of net long-term capital gains over net short-term capital losses is currently taxed at a maximum rate of 20% for noncorporate taxpayers.

  Payments in connection with the Offer or the Merger might be subject to "backup withholding" at a rate of 31%, unless a beneficial owner of Shares (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (b) provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A beneficial owner who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the beneficial owner's United States federal income tax liability. Each beneficial owner of Shares should consult with such owner's tax advisor as to such owner's qualification for exemption from backup withholding and the procedure for obtaining such exemption. Those tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3. Similarly, those who convert their Shares into cash in the Merger may prevent backup withholding by completing the Substitute Form W-9 provided by the paying agent for the Merger.

  In general, cash received in respect of Dissenting Shares will result in the recognition of capital gain or loss to the beneficial owner of such Shares. Any such beneficial owner should consult such owner's tax advisor in that regard.

  Parent and the Offeror will be entitled to deduct and withhold from the consideration otherwise payable in connection with the Offer or the Merger to any holder of Shares such amounts as Parent or the Offeror is required to deduct and withhold with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Offeror, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Offeror.

6. Price Range of Shares; Dividends.

  According to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, the Shares are traded on Nasdaq under the symbol EXGN. The following table sets forth for the periods indicated the reported high and low sales prices for the Shares for the periods indicated.

                                                                   High   Low
                                                                  ------ ------
      Fiscal Year Ended September 30, 1997:
        First Quarter............................................ $6.000 $3.250
        Second Quarter...........................................  7.625  3.500
        Third Quarter............................................  5.750  3.375
        Fourth Quarter...........................................  5.625  3.000

                                                                   High   Low
                                                                  ------ ------
      Fiscal Year Ended September 30, 1998:
        First Quarter............................................ $5.250 $3.125
        Second Quarter...........................................  5.813  3.750
        Third Quarter............................................  6.000  2.500
        Fourth Quarter...........................................  4.625  2.375

                                                                   High   Low
                                                                  ------ ------
      Fiscal Year Ended September 30, 1999:
        First Quarter............................................ $4.031 $2.625
        Second Quarter...........................................  3.250  2.250
        Third Quarter............................................  3.250  1.938
        Fourth Quarter (through July 29, 1999)...................  5.000  2.000

  On July 23, 1999, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, according to publicly available sources, the reported closing price per Share on Nasdaq was $4.3125. On July 29, 1999, the last full day of trading prior to the commencement of the Offer, according to publicly available sources, the reported closing price per Share on Nasdaq was $5.00. Stockholders are urged to obtain current market quotations for the Shares.

  The Company has not declared or paid any cash dividends on the Shares.

7. Certain Effects of the Transaction.

  The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, and could adversely affect the liquidity and market value of the remaining Shares held by the public. The Company has advised the Offeror that, as of July 23, 1999, there were approximately 200 holders of record and approximately 1,600 beneficial owners of the Shares. The Offeror can not predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price therefor.

  Nasdaq Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in Nasdaq. According to published guidelines, the Shares would not be eligible for continued inclusion if the Shares fail to substantially meet, among other things, the following standards: (i) 200,000 publicly held Shares, (ii) market value of publicly held Shares of $1 million, and (iii) 400 holders of Shares or 300 holders of Shares of round lots. If these standards are not met, the Shares might nevertheless continue to be included in the Nasdaq Small Cap Market, but if, among other things, the number of holders of Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or if the aggregate market value of such publicly held Shares falls below 200,000 or if there are not at least two market makers (one of which may be a market maker entering a stability bid), Nasdaq rules provide that the Shares would no longer qualify for inclusion in Nasdaq and Nasdaq would cease to provide any quotations. Shares held, directly or indirectly, by an officer or director of the Company, or by any beneficial owner of more than 10% of the Shares, ordinarily will not be considered as being publicly held for this purpose.

  If the Shares are no longer eligible for Nasdaq quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of the Shares. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; the Company would no longer be subject to Rule 13e-3 under the Exchange Act relating to "going private" transactions; and the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities under Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired, or, with respect to certain persons, eliminated.

  If registration of the Shares is not terminated prior to the Merger, then the Shares will no longer be eligible for Nasdaq quotation and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for Purpose Loans made by brokers. If registration of Shares under the Exchange Act were terminated, such Shares would no longer be "margin securities."

8. Certain Information Concerning the Company.

  Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although none of the Offeror, Parent or S&N has any knowledge that would indicate that statements contained herein based upon such documents are untrue, none of the Offeror, Parent or S&N assume any responsibility for the accuracy or completeness of the information concerning the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror, Parent or S&N.

  The Company is a Delaware corporation with its principal executive offices located at 10 Constitution Avenue, Piscataway, New Jersey 08855. The Company designs, develops, manufactures and markets medical devices for the non-invasive treatment of musculoskeletal injury and disease. The Company's proprietary ultrasound and mechanical-stress technologies deliver energy that promotes the growth, repair and maintenance of bone. These technologies are based on the principle that bone growth is stimulated by mechanical force. The Company markets and sells its Sonic Accelerated Fracture Healing System device primarily in the United States, Europe and Japan.

  Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived from financial information contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and a press release issued by the Company on July 21, 1999. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                                  Exogen, Inc.

                  Selected Consolidated Financial Information
                     (in thousands, except per share data)

                                                               Nine Months
                                                                  Ended
                                Years Ended September 30,       June 30,
                                ---------------------------  ----------------
                                 1998      1997      1996     1999     1998
                                -------  --------  --------  -------  -------
                                                               (unaudited)
Statement of Operations Data:
Revenues:
  Product sales................ $11,201  $  7,081  $  5,777  $10,912  $ 7,595
  Revenues from development
   agreements..................     400       400     1,100      --       400
                                -------  --------  --------  -------  -------
    Total revenues.............  11,601     7,481     6,877   10,912    7,995
                                -------  --------  --------  -------  -------
Operating costs and expenses:
  Cost of product sales........   4,585     3,864     3,661    3,655    3,311
  Research and development.....   2,792     3,124     3,988    2,445    2,173
  Selling, general, and
   administrative..............  11,885    12,291    11,030    9,420    8,784
  Nonrecurring charge for
   international doubtful
   accounts....................     800       --        --       --       800
                                -------  --------  --------  -------  -------
    Total operating costs and
     expenses..................  20,062    19,279    18,679   15,520   15,068
                                -------  --------  --------  -------  -------
Operating loss.................  (8,461)  (11,798)  (11,802)  (4,608)  (7,073)
                                -------  --------  --------  -------  -------
Other income (expense):
  Interest income, net.........     710       701     1,438      483      514
  License fee..................   1,000       --        --       --       --
  Litigation settlement........    (851)      --        --       --       --
  Other, net...................      19       (51)     (224)     (13)     (16)
                                -------  --------  --------  -------  -------
    Total other income, net....     878       650     1,214      470      498
                                -------  --------  --------  -------  -------
Loss before income taxes.......  (7,583)  (11,148)  (10,588)  (4,138)  (6,575)
Provision for income taxes.....       2         4       --         2        2
                                -------  --------  --------  -------  -------
Net loss....................... $(7,585) $(11,152) $(10,588) $(4,140) $(6,577)
                                =======  ========  ========  =======  =======
Basic net loss per common
 share......................... $ (0.64) $  (1.12) $  (1.07) $ (0.33) $ (0.56)
                                =======  ========  ========  =======  =======
Diluted net loss per common
 share......................... $ (0.64) $  (1.12) $  (1.07) $ (0.33) $ (0.56)
                                =======  ========  ========  =======  =======
Weighted average shares
 outstanding, basic and
 diluted(1)....................  11,860     9,946     9,875   12,727   11,701

                                                September 30,
                                           -----------------------  June 30,
                                            1998    1997    1996      1999
                                           ------- ------- ------- -----------
                                                                   (unaudited)
Balance Sheet Data:
Cash and cash equivalents and short- and
 long-term investments.................... $15,582 $ 8,544 $19,534   $ 9,690
Working capital...........................  15,525  11,042  17,235    11,372
Total assets..............................  20,796  14,789  25,511    16,186
Total stockholders' equity................  16,297  12,091  23,077    12,223

--------
(1)Options and warrants are anti-dilutive, and therefore are not included in the diluted shares outstanding.

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1300, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. Such material may also be inspected at the offices of the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington, D.C. 20006.

9. Certain Information Concerning the Offeror, Parent and S&N.

  The Offeror is a newly incorporated Delaware corporation. To date, the Offeror has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Offeror is available. The Offeror is a wholly owned subsidiary of Parent. The principal executive office of the Offeror is located at 1450 Brooks Road, Memphis, Tennessee 38116.

  Parent, a Delaware corporation, has its principal executive office at 1450 Brooks Road, Memphis, Tennessee 38116. Parent is a wholly owned Subsidiary of Holdings, which is a holding company. Parent consists of the following United States operations: Orthopaedics, Memphis, Tennessee; ENT (Ear, Nose & Throat), Bartlett, Tennessee; Endoscopy, Andover and Mansfield, Massachusetts and Oklahoma City, Oklahoma; Wound Management, Largo, Florida; Rehabilitation, Germantown, Wisconsin; and Casting, Charlotte, North Carolina. These six divisions employ approximately 3,500 people in the United States.

  S&N, a corporation organized under the laws of England and Wales, has its principal executive office at 2 Temple Place, Victoria Embankment, London WC2R 3BP. S&N is a global healthcare company which, together with its subsidiaries, has operations in 36 countries. The group employs almost 12,000 people worldwide, including approximately 3,500 in the United States and approximately 3,000 in the United Kingdom. The group focuses on the marketing of clinically superior products, principally in orthopaedics, endoscopy and wound management, to deliver cost-effective solutions, significant advantage to physicians and real patient benefits.

  Because the only consideration in the Offer and Merger is cash, and in view of the amount of consideration payable in relation to the financial capability of Parent and its affiliates, Offeror believes the financial condition of S&N and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer. Set forth below is a summary of certain consolidated financial information with respect to S&N for the fiscal years ended December 31, 1997 and 1998. The consolidated financial information is stated in pounds sterling. Such information is provided for supplemental information purposes only and is neither intended nor required to comply with the requirements of the Exchange Act. On July 27, 1999, the noon buying rate in The City of New York for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York was $1.5895. The following information was prepared in accordance with accounting principles generally accepted in the United Kingdom and has not been reconciled to generally accepted accounting principles in the United States.

  More comprehensive financial information is included in the Forms 20-F filed by S&N with the Commission. Such reports may be examined and copies thereof may be obtained at the public reference facilities maintained by the Commission at Room 1300, 450 Fifth Street, N.W., Washington, D.C. 20549, or by faxing a request for such documents to (202) 628-9001 (please include a daytime phone number in your request).

                               Smith & Nephew plc

                  Selected Consolidated Financial Information

                                                      Year Ended December 31
                                                      -----------------------
                                                       (Pounds)    (Pounds)
                                                       Millions    Millions
                                                      ----------  -----------
                                                         1998        1997
                                                      ----------  -----------
Consolidated Income Statement Data
Group Turnover.......................................    1,053.4      1,048.1
Operating Profit Before Interest.....................      136.2        156.3
Profit Before Taxation...............................      134.5        152.4
Attributable Profit for the Year.....................       93.7        113.7
Earnings per Share................................... 8.42 pence  10.24 pence
Dividends per Share.................................. 6.20 pence   6.20 pence
Consolidated Balance Sheet Data
Fixed Assets.........................................      334.4        302.0
Current Assets.......................................      570.9        561.3
Creditors: Amounts Falling Due Within One Year.......     (375.6)      (357.5)
Net Current Assets...................................      195.3        203.8
Total Assets less Current Liabilities................      529.7        505.8
Creditors: Amounts Falling Due After More Than One
 Year................................................       12.8         14.6
Provisions...........................................       31.4         29.9
Net Assets...........................................      485.5        461.3
Capital and Reserves.................................      485.5        461.3

  During the past five years, none of S&N, Parent or Offeror has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

  The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the directors and executive officers of S&N, Parent and the Offeror are set forth in Annex I to this Offer to Purchase. Except as expressly noted in Annex I to this Offer to Purchase, each such executive officer and director is a citizen of the United States of America. During the past five years, none of the executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

  Larry W. Papasan, President of the Orthopaedic Division of Parent, beneficially owns 5,800 Shares, which he acquired on October 29, 1998 through an open market transaction. Except as described in this Offer to Purchase, none of the Offeror, Parent, S&N, or to the best knowledge of the Offeror, Parent or S&N, any of the persons listed in Annex I hereto, owns or has any right to acquire any Shares and none of them has effected any transaction in the Shares during the past 60 days.

  Except as set forth in this Offer to Purchase, none of the Offeror, Parent, S&N or, to the best knowledge of the Offeror, Parent or S&N, any of the persons listed in Annex I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Offeror, Parent or S&N, or, to the best of their knowledge, any of the persons listed in Annex I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. Except as described in this Offer to Purchase, none of the Offeror, Parent, S&N or, to the best knowledge of Parent, the Offeror or S&N, any of the persons listed in Annex I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

10. Source and Amount of Funds.

  The Offeror estimates that the total amount of funds required to purchase pursuant to the Offer the Shares that are outstanding on a fully diluted basis and to pay fees and expenses related to the Offer and the Merger will be approximately $67 million. The Offeror will obtain the funds from Parent. Parent currently intends to provide the funds to be provided by it from existing cash resources.

  While the foregoing represents the current intention of Parent and the Offeror with respect to the financial arrangements for such funds, such financial arrangements may change depending upon such factors as Parent and the Offeror may deem appropriate.

  The Offer is not subject to a financing condition.

11. Background of the Offer; Past Contacts, Transactions or Negotiations with the Company.

  In September 1997, Parent and the Company commenced discussions concerning cooperative business opportunities. These discussions resulted in the Company entering into a number of agreements with Parent on August 10, 1998. These agreements generally relate to (i) the right to market the Company's products by Parent in the United States, (ii) the purchase of Shares and the grant of a right to Parent to purchase additional Shares, (iii) rights granted to Parent with respect to future distribution arrangements in countries other than the United States and (iv) the non-exclusive right to negotiate with the Company with regard to any strategic transaction that the Company might consider. The maximum amount payable to the Company by Parent under these agreements (excluding the amount paid for Shares purchased by Holdings as described below) is $6 million. In addition, pursuant to certain of the agreements, the Company paid to Parent commissions of $1,156,643 and $2,019,283 for the period from August 10, 1998 (when these arrangements became effective) to December 31, 1998 and the first six months of 1999, respectively. Under the agreements, the Company must notify Parent if, at any time prior to August 1, 2008, the Company desires to enter into an agreement of any kind with respect to, or in connection with, (i) the Company's ultrasound or mechanical-stress therapies, or new applications of such therapies, or (ii) a merger, a sale of substantially all of the Company's assets, or other similar transaction. Parent then has the non-exclusive right to negotiate with the Company for a period of 45 days, during which time the Company may not execute a letter of intent or definitive agreement with any other party.

  In connection with the August 1998 transaction, Holdings entered into a stock purchase agreement with the Company pursuant to which it purchased 820,000 Shares for an aggregate purchase price of $4.1 million. Holdings and the Company also entered into a registration rights agreement with respect to the Shares. The Company also granted to Parent an option (the "Parent Option") to purchase Shares representing up to 19% (including the Shares already acquired by Holdings) of the outstanding Shares for a price per Share based upon the fair market value of the Shares at the time of exercise. Parent may exercise this option only if it exercises it right to enter into a worldwide distribution agreement with the Company.

  In October 1998, the Company engaged Piper Jaffray as its financial advisor to assist the Company in evaluating various strategic alternatives with the objective of maximizing shareholder value.

  At the Company's Board of Directors meeting on February 22, 1999, Piper Jaffray presented to the Board of Directors of the Company (the "Company Board") and management the results of its analysis and the Board discussed these results in detail.

  As contemplated by the agreements signed in August 1998, in December 1998, Parent and the Company entered into negotiations with respect to a distribution agreement pursuant to which S&N or its affiliates would be the exclusive distributors for the sale and promotion of the Company's Sonic Accelerated Fracture Healing System in the United Kingdom. On April 9, 1999, Parent and the Company entered into a United Kingdom Distribution Agreement in furtherance of their existing sales and marketing relationship.

  On March 29, 1999, while attending a sales and reimbursement review meeting at Parent's headquarters in Memphis, Tennessee, Mr. Patrick A. McBrayer, President and Chief Executive Officer of the Company, and Mr. Richard H. Reisner, Vice President and Chief Financial Officer of the Company, met with Mr. Larry Papasan, President of the Orthopedic Division of Parent. At that meeting Mr. McBrayer indicated to Mr. Papasan that the Company Board had provided direction to Mr. McBrayer to seek to establish strategic relationships for certain new applications of the Company's ultrasound technology and to consider a possible acquisition of the Company.

  In anticipation of sending a formal notice pursuant to Parent's right of first negotiation described above, Mr. Reisner provided Mr. David Evans, Group Director, Business and Technical Support of the Orthopedic Division of Parent, on March 31, 1999 with certain financial information regarding the Company.

  On April 5, 1999, Mr. McBrayer wrote a letter to the Company Board updating them as to the status of his efforts with respect to seeking strategic partnerships and on April 20, 1999, he sent a letter (the "Notice") to Parent, on behalf of the Company, formally notifying Parent of the Company's intention to seek partners for certain new applications of the Company's ultrasound technology and for a possible business combination.

  In reaction to the Notice and in order to evaluate a possible transaction with the Company, Mr. Papasan reviewed a preliminary valuation of the Company prepared by Parent with the Group Executive Committee of S&N (the "S&N Executive Committee") on April 26, 1999. After considering this valuation, the members of the S&N Executive Committee instructed Mr. Papasan to continue discussions with the Company. As a result, on April 29, 1999, Mr. Papasan sent a letter to Mr. McBrayer notifying him of Parent's intent to exercise its right of first negotiation with the Company with respect to possible partnering relationships or a potential acquisition, thus triggering a period through June 15, 1999 during which the Company could not enter into a strategic alliance or acquisition agreement with any other third party.

  On May 18, 1999, Mr. Peter Huntley, Group Director, Business Development of S&N, Mr. Evans and certain other officers of Parent, along with representatives of Chase Securities Inc. ("Chase"), Parent's financial advisor, met with members of senior management of the Company, including Mr. McBrayer and Mr. Reisner, and Piper Jaffray, the Company's financial advisor, to discuss the Company's financial performance and business prospects. Based upon this information and preliminary due diligence conducted after that meeting, Parent entered into a Confidentiality Agreement (the "Confidentiality Agreement") with the Company on June 2, 1999 to enable Parent to conduct a due diligence investigation and to decide whether to further its distribution relationship with the Company or to seek a business combination with the Company. After the execution of the Confidentiality Agreement, Parent continued its due diligence.

  On June 8, 1999, Parent indicated to Piper Jaffray that it would consider a possible business combination with the Company, subject to a number of conditions, including the approval of the Board of Directors of S&N and satisfactory due diligence results. Parent also communicated its preliminary valuation of the Company. A special telephonic meeting of the Company Board was held on June 11, 1999 to discuss this valuation and the status of discussions with Parent. In addition to all of the members of the Board, Mr. Reisner and representatives of Piper Jaffray and Brobeck, Phleger & Harrison LLC, the Company's counsel ("Brobeck"), were present. Mr. McBrayer updated the directors on the status of discussions with Parent, including its proposal to structure an acquisition as a cash tender offer, the valuation proposed and the fact that the 45-day non-exclusive right of negotiation period would expire on June 15, 1999. The directors discussed the proposal at length and instructed Mr. McBrayer to inform Parent that its proposed valuation would not be acceptable to the Company Board. The directors acknowledged, however, that negotiations and due diligence were proceeding in good faith and agreed to have the Company enter into an exclusive non-solicitation agreement with Parent.

  Mr. Papasan and Mr. McBrayer spoke on June 17, 1999 to discuss Parent's initial proposed valuation of the Company. Mr. McBrayer indicated that the Company could not accept this valuation. Discussions regarding the appropriate valuation of the Company continued on June 18, 1999 between Chase and Piper Jaffray and Mr. Papasan and Mr. McBrayer.

  On June 24, 1999, after further reviewing the Company's financial results and business prospects with Parent, Chase contacted Piper Jaffray to indicate that Parent would value the Company at $5.15 per Share, subject to the previously communicated conditions. A special telephonic meeting of the Company Board to discuss this valuation and the status of discussions with Parent was held on June 28, 1999. In addition to a majority of the members of the Board, Mr. Reisner and representatives of Piper Jaffray and Brobeck participated. Mr. McBrayer updated the Company Board on the current status of negotiations and due diligence by Parent, the proposed cash purchase price of $5.15 per share and Parent's request for an extension of the Company's non-solicitation agreement. After lengthy discussion, the Company Board authorized Mr. McBrayer, on behalf of the Company, to extend the non-solicitation period through July 26, 1999. The Company's financial advisors responded on June 29, 1999 and indicated that the Company would be willing to consider a business combination at the proposed price. Parent and the Company then amended the Confidentiality Agreement to extend the exclusivity period (which had expired on June 9, 1999) to July 26, 1999.

  On July 2, 1999, Mr. Papasan and Mr. McBrayer discussed key due diligence issues, a schedule for completing due diligence and arrangements for manufacturing and quality assurance audits of the Company to be performed by Parent.

  On July 7, 1999, management of S&N circulated a paper to the Board of Directors of S&N indicating its preliminary recommendation of an acquisition of the Company, subject to the completion of satisfactory due diligence and the negotiation of satisfactory legal documentation.

  On July 22, 1999, the Company Board held a regularly scheduled meeting at which all directors were present. Mr. Reisner and representatives of Piper Jaffray and Brobeck were also present. The directors reviewed in detail with counsel drafts of the Merger Agreement, a form of the Stockholder Agreements and a proposed amendment to the Rights Plan. Representatives of Piper Jaffray delivered a presentation regarding financial analyses it had undertaken based upon the proposed consideration to be received in the Merger.

  On July 25, 1999, the Company Board held a telephonic meeting with all members present. Mr. Reisner and representative of Piper Jaffray and Brobeck also attended the meeting. Piper Jaffray updated the Company Board as to certain aspects of its July 22 presentation, and rendered to the Board its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated July 25, 1999) as to the fairness, from a financial point of view, of the cash consideration to be received in the Offer and Merger by the holders (other than the Offeror, Parent and their affiliates) of Shares. The Company Board then unanimously (i) determined that the Merger Agreement was fair and in the best interests of the stockholders of the Company, (ii) declared the Merger Agreement and the transactions contemplated thereby to be advisable and in the best interests of the stockholders of the Company, (iii) approved the Merger Agreement and the transactions contemplated thereby, including the Second Amendment to the Rights Agreement, and (iv) recommended that the holders of Shares accept the Offer, tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the transactions contemplated thereby.

  On July 25, 1999, all necessary responses from the Board of Directors of S&N had been received and a board resolution approving the transactions was passed authorizing the Banking & Finance Committee of S&N to effect the transaction. On the afternoon of July 25, 1999, the Finance & Banking Committee, after receiving a final due diligence report from certain officers of Parent, approved the Merger Agreement and the Stockholder Agreements.

  On July 25, 1999, the Merger Agreement and the Stockholder Agreements were signed and delivered by the respective parties thereto.

  On July 26, 1999, prior to the opening of stock trading, S&N, Parent and the Company issued a press release announcing the transaction. On July 30, 1999, the Offeror commenced the Offer.

12. Purpose of the Offer and the Merger; Plans for the Company.

  The purpose of the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby is to enable Parent to acquire control of, and the entire equity interest in, the Company.

  Pursuant to the DGCL and the Second Restated and Amended Certificate of Incorporation (the "Charter") of the Company, adoption by the Board of Directors of the Company and the affirmative vote of the holders of a majority of all votes entitled to be cast by all shares entitled to vote are required to approve the Merger Agreement. The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement and approved the terms of the Offer and the Merger, and, unless the Merger is consummated pursuant to the short form merger provisions under the DGCL as described below, the only remaining required corporate action of the Company is the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Offeror acquires, through the Offer or otherwise, a majority of the combined voting power of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Offeror were to accept for payment Shares tendered pursuant to the Offer), then it would have sufficient voting power, together with Holdings, to effect the Merger without the vote of any other stockholder of the Company.

  Pursuant to the Merger Agreement, the Company has agreed that, as soon as practicable following the expiration of the Offer, it will duly call, give notice of, convene and hold a meeting of stockholders for the purpose of obtaining the stockholders' approval of the Merger Agreement. Parent has agreed that all Shares owned by the Offeror or any other subsidiary of Parent will be voted in favor of approval of the Merger Agreement. If the Offeror acquires a majority of the Shares through the Offer or otherwise, then approval of the Merger Agreement can be obtained without the affirmative vote of any other stockholder of the Company.

  Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash for the fair value of, their Shares. Such rights to dissent, if the stockholder does not vote in favor of the Merger and complies with certain statutory procedures, could lead to a judicial determination of the fair value of the Shares (excluding any appreciation or depreciation in anticipation of the Merger unless such exclusion would be inequitable) required to be paid in cash to such dissenting holders of their Shares. Such value could be less than, equal to, or more than the Offer Price. In addition, such dissenting stockholders may be entitled to receive payment of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity.

  Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger or another business combination in which the Offeror seeks to acquire the remaining Shares not held by it following the purchase of Shares pursuant to the Offer. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer at the Offer Price. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

  Plans for the Company. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing the Company's potential contribution to Parent's business. Parent may reorganize the capital structure of the Company or merge the Company into Parent after the Merger.

  Except as indicated in this Offer to Purchase, Parent does not have any current plans or proposals which relate to or would result in any of the following: an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any change in the present Board of Directors or management of the Company; any material change in the Company's present capitalization or dividend policy; or any other material change in the Company's corporate structure or business. Notwithstanding the foregoing, promptly after the Offeror acquires Shares pursuant to the Offer, the Offeror will be entitled to designate such number of directors on the Board of Directors of the Company as will make the percentage of the Company's directors designated by the Offeror equal to the percentage of the aggregate voting power of the Shares held by Parent or any of its Subsidiaries. In addition, assuming the designation of directors as aforesaid and so long as there are holders of Shares other than Parent or any of its subsidiaries, Parent expects that the Board of Directors would not declare dividends on the Shares.

  Parent is considering requesting the Company to offer to enter into retention agreements with various employees of the Company, including management employees, that would become effective upon the purchase of the Shares pursuant to the Offer.

13. The Merger Agreement and the Stockholder Agreements.

  The following is a summary of certain provisions of the Merger Agreement and the Stockholder Agreements, copies of which are filed as exhibits to the
Schedule 14D-1, is qualified in its entirety by reference to the text of such agreements. All capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

 The Merger Agreement

  The Offer. The Offeror commenced the Offer in accordance with the terms of the Merger Agreement. Each of the Company, Parent and the Offeror has agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer and the Merger and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Offer and the Merger. Each of the Company, Parent and the Offeror shall, and shall cause its subsidiaries to, use its reasonable best efforts to take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private third party required to be obtained or made by Parent, the Offeror or the Company or any of their subsidiaries in connection with the Offer and the Merger or the taking of any action contemplated thereby or by the Merger Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets.

  The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, the Offeror shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of the Offeror shall cease and the Company shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of the Offeror and the Company in accordance with the DGCL. At the Effective Time, the Charter and the By-laws of the Company (the "By-laws") shall be the Charter and By-laws of the Surviving Corporation, and the directors of the Offeror shall become the directors of the Surviving Corporation and the officers of the Company shall become the officers of the Surviving Corporation.

  Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of the Offeror, the Company or the holders of any securities of the Offeror or the Company, each Share (other than Shares owned by the Company, any subsidiary of the Company, Holdings, Parent, the Offeror, any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenter's rights under the DGCL) shall be converted into the right to receive from the Surviving Corporation, in cash, without interest, the Offer Price. Each share of stock of the Offeror issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of stock of the Offeror, be converted into and become one fully paid and nonassessable share of common stock, $.0001 par value, of the Surviving Corporation.

  Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Offeror. The representations and warranties of the Company relate, among other things, to its organization, good standing and corporate power; capital structure; authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby; required consents and approvals and no violations; filings made by the Company with the Commission under the Securities Act and the Exchange Act (including financial statements included in the documents filed by the Company under these acts); information supplied by the Company; the absence of certain events since September 30, 1998; permits and compliance with laws; tax matters; actions and proceedings; certain agreements; benefit plans and employees and employment practices; compliance with worker safety laws; liabilities; products; certain labor matters; intellectual property matters and Year 2000 compliance; title to assets; state takeover statutes; the Rights Agreement; required votes; accounts receivable; inventories; environmental matters; suppliers and employees; insurance; transactions with affiliates; and brokers.

  The Offeror and Parent have also made customary representations and warranties to the Company. Representations and warranties of the Offeror and Parent relate, among other things, to: their organization, good standing and authority to enter into the Merger Agreement and the Stockholder Agreements and to consummate the transactions contemplated thereby; required consents and approvals and no violations; information supplied; ownership of shares; operations of the Offeror; brokers; and financing.

  Rights Agreement. The Merger Agreement provides that the Company and the Rights Agent shall have executed an amendment to the Rights Agreement rendering the Rights Agreement inapplicable to the Offer, the Merger and the transactions contemplated thereby. In accordance with such requirement, immediately prior to the execution of the Merger Agreement, the Company and the Rights Agent executed the Second Amendment dated as of July 25, 1999 to Rights Agreement dated as of December 6, 1996, as amended, between the Company and the Rights Agent.

  Covenants Relating to the Conduct of Business. During the period from the date of the Merger Agreement to the Effective Time, the Company has agreed as to itself and its subsidiaries that, except as otherwise expressly contemplated or permitted by the Merger Agreement or except to the extent Parent shall otherwise consent in writing:

    (a) the Company shall, and shall cause each of its subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time;

    (b) the Company shall not, and shall not permit any of its subsidiaries to, (i) other than dividends paid by wholly-owned subsidiaries, declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such,
  (ii) other than in the case of any subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (c) the Company shall not, and shall not permit any of its subsidiaries to, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company Stock Option Plan) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (i) the issuance of Shares upon the exercise of Company Stock Options outstanding on the date of the Merger Agreement in accordance with their current terms, (ii) the issuance of Shares upon exercise of the Warrants, and (iii) the grant of purchase rights or issuance of shares under the Stock Purchase Plan in accordance with Section
  6.5 of the Merger Agreement;

    (d) the Company shall not, and shall not permit any of its subsidiaries to, amend its or their charters or by-laws;

    (e) the Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets;

    (f) the Company shall not, and shall not permit any of its subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets with a fair market value in excess of $10,000, other than sales of inventory that are in the ordinary course of business consistent with past practice;

    (g) the Company shall not, and shall not permit any of its subsidiaries to, incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (i) in the ordinary course of business consistent with past practices and, in the case of indebtedness and guarantees, in an amount not to exceed $100,000 and (ii) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practices;

    (h) the Company shall not, and shall not permit any of its subsidiaries to, alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any subsidiary;

    (i) except as otherwise disclosed by the Company to Parent on the date of the Merger Agreement, the Company shall not, and shall not permit any of its subsidiaries to, enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan (as defined in the Merger Agreement) or employment or consulting agreement;

    (j) except as otherwise disclosed by the Company to Parent on the date of the Merger Agreement, the Company shall not, and shall not permit any of its subsidiaries to, increase the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its subsidiaries who are not officers of the Company or any of its subsidiaries) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

    (k) the Company shall not, and shall not permit any of its subsidiaries to, knowingly violate or knowingly fail to perform any obligation or duty imposed upon it or any subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

    (l) the Company shall not, and shall not permit any of its subsidiaries to, make any change to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

    (m) the Company shall not, and shall not permit any of its subsidiaries to, prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods;

    (n) the Company shall not, and shall not permit any of its subsidiaries to, settle or compromise any Tax liability in excess of $100,000;

    (o) the Company shall not, and shall not permit any of its subsidiaries to, settle or compromise any claims or litigation in excess of $100,000 or commence any litigation or proceedings;

    (p) the Company shall not, and shall not permit any of its subsidiaries to, enter into or amend any agreement or contract (i) having a term in excess of 12 months and which is not terminable by the Company or a subsidiary without penalty or premium by notice of 60 days or less or (ii) which involves or is expected to involve future payments of $100,000 or more during the term thereof (provided that in the case of agreements or contracts with any customer, the margins anticipated from any such agreement or contract shall be consistent in all material respects with historical margins); enter into or amend any other agreement or contract material to the Company and its subsidiaries, taken as a whole; or purchase any real property, or make or agree to make any new capital expenditure or expenditures (other than the purchase of real property) which in the aggregate are in excess of $100,000;

    (q) the Company shall not, and shall not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice or in accordance with their terms; and

    (r) the Company shall not, and shall not permit any of its subsidiaries to, authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

  No Solicitation. The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as defined below), (ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that prior to the acceptance for payment of Shares pursuant to the Offer, if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal (as defined below), then, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority thereof after consultation with independent counsel, the Company may, in response to an unsolicited request therefor, and subject to compliance with the Merger Agreement, furnish information with respect to the Company and its subsidiaries to any person pursuant to a customary confidentiality statement (as determined by the Company's independent counsel) and participate in discussions or negotiations with such person. For purposes of the Merger Agreement, "Takeover Proposal" means any proposal for (i) a merger or other business combination involving the Company or any of its subsidiaries, (ii) any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in or any voting securities of the Company representing 15% or more of the Shares or of the total voting securities of the Company outstanding or (iii) an offer to acquire in any manner, directly or indirectly, a substantial portion of the assets of the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, and "Superior Proposal" means a bona fide proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a sale of all or substantially all of the Company's assets or otherwise on terms which a majority of the disinterested members of the Board of Directors of the Company determines, at a duly constituted meeting of the Board of Directors or by unanimous written consent, in its reasonable good faith judgment to be more favorable to the Company's stockholders than the Merger (based on the advice of the Company's independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of a majority of such disinterested members, as expressed in a resolution adopted at a duly constituted meeting of such members (based on the advice of the Company's independent financial advisor), is reasonably capable of being obtained by such third party.

  The Merger Agreement provides further that, the Company must advise Parent orally and in writing of (i) any Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal received by any officer or director of the Company or, to the knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal or inquiry no later than 48 hours following receipt of such Takeover Proposal or inquiry. If the Company intends to furnish any person with any information with respect to any Takeover Proposal, the Company is required to advise Parent orally and in writing of such intention not less than two business days in advance of providing such information. The Company is further required to keep Parent fully informed of the status and material terms of any such Takeover Proposal or inquiry.

  Third Party Standstill Agreements. During the period from the date of the Merger Agreement through the Effective Time, the Company has agreed not to terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its subsidiaries is a party (other than any involving Parent). The Company has also agreed to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

  Stock Based Compensation. Prior to the consummation of the Offer, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary or appropriate to cause each option to purchase Shares that was outstanding as of the consummation of the Offer to vest in full and to become exercisable immediately prior to the consummation of the Offer with respect to all of the shares of the Company's Common Stock at the time subject to such option to purchase Shares. Each option to purchase Shares that is outstanding upon the consummation of the Offer shall be canceled as of the consummation of the Offer, in consideration for which, each holder of an option to purchase Shares will be entitled to receive from the Company an amount equal to (A) the product of (1) the number of Shares subject to such option and (2) the excess, if any, of the Offer Price over the exercise price per share for the purchase of Shares subject to such option, minus (B) all applicable federal, state and local taxes required to be withheld in respect of such payment. The amounts payable pursuant to the Merger Agreement (as described in the second sentence of this paragraph) will be paid as soon as reasonably practicable following the acceptance for payment by the Offeror pursuant to the Offer. The surrender of an option in exchange for the consideration contemplated in the Merger Agreement (as described in the second sentence of this paragraph) shall be deemed a release of any and all rights the holder of the option had or may have had in respect thereof.

  Pursuant to the Merger Agreement, the Company will take all actions necessary to ensure that the Purchase Period (as defined in the Stock Purchase Plan) applicable to the options outstanding under the Stock Purchase Plan is shortened so as to have a Purchase Date (as defined in the Stock Purchase Plan) that occurs before the acceptance for payment by the Offeror of Shares pursuant to the Offer; and no current holder of an option to purchase Shares under the Stock Purchase Plan is permitted to increase his or her rate of payroll deduction under the Stock Purchase Plan from and after the date of the Merger Agreement.

  The Company has also agreed to take all actions necessary to provide that, effective as of acceptance for payment by the Offeror of Shares pursuant to the Offer, the Company Stock Option Plan and any similar plan or agreement of the Company will be terminated, any rights under any other plan, program, agreement or arrangement relating to the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries will be terminated, and no holder of an option to purchase Shares will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Company Stock Option.

  Warrants. Prior to the consummation of the Offer, the Company will take all actions necessary or appropriate to cause the Pilla Warrant and the Chiabrera Warrant to, after the Effective Time of the Merger, represent the right to receive an amount equal to (A) the product of (1) the number of shares of the Company's Common Stock subject to such Warrant and (2) the excess, if any, of the Merger Consideration over the Exercise Price (as defined in such Warrant) per share for the purchase of the Company's Common Stock subject to such Warrant, minus (B) all applicable federal, state and local Taxes required to be withheld in respect of such payment.

  Indemnification. Pursuant to the Merger Agreement, Parent and the Offeror agreed that from and after the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company and of its subsidiaries to the same extent and in the same manner such persons are indemnified as of the date of the Merger Agreement by the Company pursuant to the DGCL, the Charter or the Company's By-laws for acts or omissions occurring at or prior to the Effective Time.

  Parent has also agreed to cause the Surviving Corporation to provide, for a period of not less than six years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is substantially similar to the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation will not be required to pay an annual premium for the director's and officer's insurance in excess of 150% of the last annual premium paid prior to the date of the Merger Agreement but in such case will purchase as much coverage as possible for such amount.

  Board Representation. The Merger Agreement provides that promptly after such time as the Offeror acquires Shares pursuant to the Offer, the Offeror will be entitled to designate at its option up to that number of directors of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by the Offeror equal to the percentage of the aggregate voting power of the Shares held by Parent or any of its subsidiaries, and the Company shall at such time cause the Offeror's designees to be so elected by its existing Board of Directors. However, in the event that the Offeror's designees are elected to the Board of Directors of the Company, until the Effective Time, such Board of Directors shall have at least three directors who are directors on the date of the Merger Agreement and who are not officers of the Company (the "Independent Directors"). If the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent

Directors shall designate a person or persons to fill such vacancy each of whom shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors of the Company as of the date of the Merger Agreement shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable the Offeror's designees to be elected or appointed to the Company's Board of Directors as provided above.

  Conditions Precedent. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or waiver by each party) prior to the Effective Time of the following conditions: (i) the Merger Agreement (including the Merger) shall have been approved and adopted by the affirmative vote of the stockholders of the Company (unless the vote of stockholders is not required under the DGCL and the Company's Charter); (ii) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any other waiting periods under any applicable foreign laws shall have expired or been terminated; (iii) the Offeror shall have previously accepted for payment and paid for Shares pursuant to the Offer, except that this condition shall not apply if the Offeror shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under this Agreement; and (iv) no court or other Governmental Entity (as defined in the Merger Agreement) having jurisdiction over the Company or Parent or any of their respective subsidiaries shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the merger illegal.

  Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after the approval of the terms of the Merger Agreement by the stockholders of the Company: (a) by mutual written consent of Parent and the Company; (b) by either Parent or the Company:
(i) if (x) as a result of the failure of any of the conditions to the Offer as set forth in this Offer to Purchase (see Section 15) the Offer shall have terminated or expired in accordance with its terms without the Offeror having accepted for payment any Shares pursuant to the Offer or (y) the Offeror shall not have accepted for payment any Shares pursuant to the Offer prior to October 31, 1999 (provided that the right to terminate the Merger Agreement pursuant to this clause (b)(i) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition to the Offer or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under the Merger Agreement by such party) or (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable; (c) by Parent or the Offeror prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of condition (e) or (f) described below in Section 15 and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company; (d) by Parent or the Offeror if either Parent or the Offeror is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) described below in Section 15; (e) by the Company if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal and a majority of the Board of Directors of the Company determines in its reasonable good faith judgment, after consultation with outside counsel, that failing to terminate the Merger Agreement would constitute a breach of its fiduciary duties under applicable law; provided, that it has complied with the notice and other provisions of the Merger Agreement and it complies with requirements of the Merger Agreement relating to payment of Expenses and the Termination Fee (each as defined below under "Fees and Expenses"); and provided further that the Company may not terminate the Merger Agreement pursuant to this clause (e) unless and until 72 hours have elapsed following the delivery to Parent of a written notice of such determination by the Board of Directors of the Company; (f) by the

Company, if (i) any of the representations or warranties of Parent or the Offeror set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect or (ii) Parent or the Offeror shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or the Offeror to be performed or complied with by it under the Merger Agreement and such untruth, incorrectness or failure cannot be or has not been cured within 30 days after the giving of written notice to Parent or the Offeror, as applicable; or (g) by the Company, if the Offer has not been timely commenced. In the event of a termination of the Merger Agreement by either the Company or Parent, the Merger Agreement shall become void (except for certain specified provisions, including those pertaining to the payment of certain expenses and fees and except for certain confidentiality obligations of the parties) and there shall be no liability or obligation on the part of Parent, the Offeror or the Company or their respective officers or directors, other than for liability for any breach of a representation or warranty contained in the Merger Agreement, the breach of any covenant contained in the Merger Agreement or for fraud.

  Fees and Expenses. Except as provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses.

  The Merger Agreement provides that the Company will pay, or cause to be paid, in same day funds to Parent the following amounts under the circumstances and at the times set forth as follows: (i) if Parent or the Offeror terminates the Merger Agreement in accordance with the provisions described in clause (d) under "Termination" above, the Company shall pay the Expenses of Parent and a $2.5 million termination fee (the "Termination Fee") upon demand; or (ii) if the Company terminates the Merger Agreement in accordance with the provision described in clause (e) under "Termination" above, the Company shall pay the Termination Fee within one business day following such termination and the Expenses of Parent upon demand.

  For purposes of the Merger Agreement, "Expenses" means, documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent, in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by the Merger Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent.

 The Stockholder Agreements

  Pursuant to the Stockholder Agreements, each Tendering Stockholder has agreed that, (a) such Tendering Stockholder shall vote the Shares held by such Tendering Stockholder in favor of the Merger and the Merger Agreement; (b) such Tendering Stockholder shall vote his Shares against (i) any other merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal or (ii) any amendment of the Company's Charter or By-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement; (c) such Tendering Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the sale, transfer, pledge, assignment or other disposition of, their Shares to any person other than the Offeror or the Offeror's designee or
(ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection, directly or indirectly, with any Takeover Proposal;
(d) such Tendering Stockholder shall not, and shall not permit any investment banker, attorney or other adviser or representative of such Tendering Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; and (e) the Tendering Stockholder shall tender pursuant to the Offer and not withdraw the Shares owned by such Tendering Stockholders. The Stockholder Agreements terminate upon the earlier of (i) the Effective Time and
(ii) the termination of the Merger Agreement in accordance with its terms.

14. Dividends and Distributions.

  The Merger Agreement provides that neither the Company nor any of its subsidiaries will, among other things, from the date of the Merger Agreement through the Effective Time, (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such other than dividends paid by a wholly owned subsidiary of the Company, (y) other than in the case of any subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

15. Certain Conditions to the Offeror's Obligations.

  Notwithstanding any other term of the Offer or the Merger Agreement, the Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Offeror's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that, together with the Shares then owned by Holdings and Parent and its subsidiaries, would constitute at least a majority of the Shares that in the aggregate are outstanding determined on a fully diluted basis (assuming the exercise of all options to purchase common stock of the Company (other than the Parent Option), and the conversion or exchange of all securities convertible or exchangeable into, Shares outstanding upon the expiration of the Offer) (the "Minimum Condition") and (ii) any waiting period under the HSR Act and any other waiting periods under any foreign laws applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated prior to the expiration date of the Offer (the "HSR Condition"). Furthermore, notwithstanding any other term of the Offer or this Agreement, the Offeror shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of the Merger Agreement):

    (a) there shall be threatened or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or the Offeror of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreements (including the voting provisions thereunder), or seeking to obtain from the Company, Parent or the Offeror any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreements, (iii) seeking to impose material limitations on the ability of Parent or the Offeror to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or its subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect on the Company, or there shall be pending by any other person any suit, action or proceeding which would have a Material Adverse Effect on the Company;

    (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or any other applicable waiting periods under any foreign laws enacted as of the date of the Merger Agreement, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

    (c) there shall have occurred any Material Adverse Change (as defined in the Merger Agreement) with respect to the Company other than a Material Adverse Change primarily caused by the loss of employees of the Company as a result of the Offer or the announcement thereof;

    (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Offeror its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

    (e) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in each case at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer unless the inaccuracies (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein) under such representations and warranties, taking all the inaccuracies under such representations and warranties together in their entirety, do not, individually or in the aggregate, result in a Material Adverse Effect on the Company;

    (f) the Company shall have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement other than any failures, which would not have, either individually or in the aggregate, a Material Adverse Effect on the Company;

    (g) any person or "group" (as defined in Section 13(d)(3) of the Exchange
  Act), other than Parent, the Offeror or their affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the Shares;

    (h) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or
  (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which in any case is reasonably expected to have a Material Adverse Effect on the Company or to materially adversely affect Parent's or the Offeror's ability to complete the Offer and/or the Merger or materially delay the consummation of the Offer and/or the Merger, or (v) from the date of this Agreement through the date of termination or expiration, a decline of at least 25% in either the Dow Jones Industrial Average or the Standard & Poor's 500 Index; or

    (i) the Merger Agreement shall have been terminated in accordance with its terms.

  The foregoing conditions are for the sole benefit of Parent and the Offeror and may, subject to the terms of the Merger Agreement, be waived by Parent and the Offeror in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16. Certain Legal Matters.

  Except as set forth in this Section, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

  U.S. Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-day waiting period following the filing by Parent of a Premerger Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Department of Justice, Antitrust Division (the "Antitrust Division") or the Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. Parent expects to make such a filing on July 30, 1999. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material concerning the Offer, the waiting period will be extended through the tenth day after the date of substantial compliance by all parties receiving such requests. Complying with a request for additional information or documentary material can take a significant amount of time.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer, the consummation of the Merger or the agreements set forth in the Stockholder Agreements on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

  If any applicable waiting period under the HSR Act applicable to the Offer has not expired or been terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 15.

  State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the outstanding voting shares of a corporation) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the "business combination" is approved by the Board of Directors of such corporation prior to such date. The Company's Board of Directors has approved the Offer and the Merger. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such event, the Offeror may not be obligated to accept for payment any Shares tendered. See
Section 15.

  Certain Foreign Laws. The Company and certain of its subsidiaries conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer. The Company and S&N plan to make a filing in Germany in order to consummate the transactions contemplated by the Offer and the Merger, and if necessary or desirable, may make similar filings in Australia, Japan and possibly other countries. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. The Offeror is seeking further information regarding the applicability of any such laws and currently intends to take such action as may be required or desirable. If any foreign Governmental Entity takes any action prior to the completion of the Offer that might have certain adverse effects, the Offeror will not be obligated to accept for payment or pay for any Shares tendered. See Section 15.

17. Fees and Expenses.

  Except as set forth below, neither the Offeror nor Parent, nor any officer, director, stockholder, agent or other representative of the Offeror or Parent will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

  Parent and the Offeror have engaged Chase as Dealer Manager in connection with the Offer and as financial advisor to Parent in connection with the effort to acquire the Company. Parent has agreed to pay Chase (in its capacity as Dealer Manager and financial advisor) a fee of $1.05 million, $1 million of which is contingent upon the consummation of the Offer. In addition, Parent has agreed to reimburse Chase for its out-of-pocket expenses related to its engagement, including fees and expenses of its counsel, and has agreed to indemnify Chase against certain liabilities and expenses, including under federal securities laws.

  The Offeror has retained ChaseMellon Shareholder Services, L.L.C. as Information Agent and Registrar and Transfer Company as Depositary in connection with the Offer. The Dealer Manager, the Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares.

18. Miscellaneous.

  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror or Parent.

  The Offeror, Parent and S&N have filed with the Commission the Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain information with respect to the Offer. The
Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          Smith & Nephew Acquisition, Inc.

July 30, 1999

                                                                         ANNEX I

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
             AND EXECUTIVE OFFICERS OF S&N, PARENT AND THE OFFEROR

  Directors and Executive Officers of S&N. Set forth below are the name, current business address, citizenship and present principal occupation and employment history (covering a period of not less than five years) of each executive officer and Director of S&N. Unless otherwise indicated, each such person's business address is 2 Temple Place, Victoria Embankment, London, England WC2R 3BP. Each person is a citizen of England, except for Dr. Stomberg, who is a citizen of Germany and Messrs. Papasan and Sparks, who are citizens of the United States. Mr. Huntley is also a citizen of Australia.

                                                Present Principal Occupation or
                                                Employment and Material Positions Held
Name                     Business Address       During Past Five Years
----                     ----------------       --------------------------------------

John H. Robinson........                        Chairman since 1997. Mr. Robinson joined
                                                 S&N in 1979 and served as Chief
                                                 Executive from 1990 to 1997. He is
                                                 Chairman of Low & Bonar plc and RJB
                                                 Mining plc and Deputy Chairman of
                                                 George Wimpey plc.

Christopher J.                                  Chief Executive since 1997. Mr.
 O'Donnell..............                         O'Donnell joined S&N in February 1988
                                                 as Managing Director of S&N's Medical
                                                 Division. He was appointed a director
                                                 of the main board in 1992. He was
                                                 appointed Deputy Chief Executive in
                                                 July 1996 and Chief Executive in July
                                                 1997.

Alan R. Fryer........... Smith & Nephew Europe  Deputy Chief Executive since 1998,
                         Alum Rock Road          responsible for Consumer, ENT, Casting
                         Birmingham, England     & Bandaging and Rehabilitation
                         B8 3DZ                  Businesses. He previously served as
                                                 Group Director--UK, Europe and Africa
                                                 from 1990 to 1998. Mr. Fryer joined S&N
                                                 in 1969. He is Chairman of Oxoid
                                                 Holdings, Ltd.

Peter Hooley............                        Finance Director since 1991. Mr. Hooley
                                                 joined S&N and was appointed director
                                                 in 1991. He has been a non-executive
                                                 director of Powell Duffryn plc since
                                                 1997.

Sir Anthony Cleaver..... AEA Technology plc     Non-Executive Director since 1993. Sir
                         2 Temple Place          Anthony has served as Chairman of AEA
                         Victoria Embankment     Technology plc since 1996, UK AEA from
                         London, England         1993 to 1996, the Medical Research
                         WC2R 3BP                Council since 1998 and the Strategic
                                                 Partnership Limited since 1996. He is
                                                 also Chairman of Baxi Partnership
                                                 Limited and IX Holdings Limited, both
                                                 since July 1999.

Sir Timothy Lankester... School of Oriental and Non-Executive Director since June 1996.
                         African Studies         Sir Timothy has also served as Director
                         Thornbough Street       of the School of Oriental and African
                         Russel Square           Studies at the University of London
                         London, England         since 1996, prior to which he served as
                         WC1H 0XG                Joint Permanent Secretary for the
                                                 Department of Education in 1995,
                                                 Permanent Secretary for the Department
                                                 of Education from 1994 to 1995 and
                                                 Permanent Secretary for Overseas
                                                 Development Administration from 1989 to
                                                 1994.

                                                 Present Principal Occupation or
                                                 Employment and Material Positions Held
Name                     Business Address        During Past Five Years
----                     ----------------        --------------------------------------

Dr. Nancy Lane.......... Dept. of Zoology,       Non-Executive Director since 1991. Dr.
                         University of Cambridge  Lane has served as Chairman of S&N's
                         Downing Street           Scientific Advisory Panel since 1992.
                         Cambridge, England       She has been a cell biologist at
                         CB23EJ                   Cambridge University since 1968 and an
                                                  official fellow at Girton College since
                                                  1970.

Sir Brian Pearse........                         Non-Executive Director since 1993. Sir
                                                  Brian has served as Deputy Chairman of
                                                  Britannic plc since 1998, as Deputy
                                                  Chairman of Lucas Industries plc from
                                                  1994 and as a member of the Board of
                                                  Banking Supervision since 1998.

Dr. Rolf Stomberg....... 22 Hill Street          Non-Executive Director since January
                         Mayfair                  1998. Dr. Stomberg was appointed Chief
                         London, England          Executive Officer of BP Oil Europe in
                                                  1990 and Chairman of BP Europe in 1994.
                                                  In 1995, he was appointed Chief
                                                  Executive Officer of BP Oil, and a
                                                  Managing Director of The British
                                                  Petroleum Company plc, retiring from
                                                  the main board of BP at the end of
                                                  1997. Dr. Stomberg also has served as
                                                  Chairman of John Mowlem & Company plc
                                                  and Unipoly SA since January 1999.

Michael G. Parson.......                         Company Secretary since 1991.

Paul M. Williams........                         Group Director--Human Resources since
                                                  December 1998, prior to which Mr.
                                                  Williams served as Human Resources
                                                  Director of Rolls Royce from 1996 to
                                                  1998, and as Group Human Resources
                                                  Director for Glaxo from 1991 to 1996.

Peter W. Huntley........                         Group Director--Business Development
                                                  since 1998, prior to which Mr. Huntley
                                                  served as Business Development Director
                                                  of Matthew Clark plc from 1991 to 1998.

  Directors and Executive Officers of Parent. Set forth below are the name, current business address, citizenship and present principal occupation and employment history (covering a period of not less than five years) of each executive officer and director of Parent. Unless otherwise indicated, each such person's business address is 1450 Brooks Road, Memphis, TN 38116. All persons listed below are citizens of the United States of America, except for Mr. Lomax, who is a citizen of England.

                                        Present Principal Occupation or
                           Business     Employment and Material Positions Held
Name                       Address      During Past Five Years
----                       --------     --------------------------------------

Larry W. Papasan..........              Chairman of the Board and President of
                                         Parent since 1998. Mr. Papasan has also
                                         served as President--Orthopaedic
                                         Division of Parent and its predecessors
                                         since 1991 and is President of Offeror.

James A. Ralston..........              Director and Senior Vice President,
                                         Secretary and General Counsel of Parent
                                         since January 1999. Before joining
                                         Parent, Mr. Ralston spent 19 years at
                                         Eagle-Pitcher Industries, Inc., where
                                         his final title was Vice President,
                                         General Counsel and Secretary.

                                        Present Principal Occupation or
                           Business     Employment and Material Positions Held
Name                       Address      During Past Five Years
----                       --------     --------------------------------------

Clifford K. Lomax.........              Director and Treasurer of Parent since
                                         1998, prior to which Mr. Lomax served
                                         as Finance Director--Smith & Nephew
                                         Asia and Australia from 1996 to 1998.
                                         He also served as Group Financial
                                         Controller from 1984 to 1996.

Jerry Dowdy...............              President--Ear, Nose and Throat Division
                                         since 1997. Mr. Dowdy also held the
                                         following positions in the Ear, Nose
                                         and Throat Division of Parent and its
                                         predecessors: Senior Vice
                                         President/General Manager in 1997,
                                         Interim President and Vice President,
                                         Operations from 1996 to 1997 and Vice
                                         President, Operations from 1991 to
                                         1996.

Ronald M. Sparks..........              President--Endoscopy Division since
                                         1998. Mr. Sparks also served as
                                         President--Wound Management Division
                                         from 1995 to 1998 and as Vice President
                                         and Treasurer of Smith & Nephew
                                         Richards, Inc., North America Division
                                         from 1991 to 1995.

James McHargue............              President--Rehabilitation Division since
                                         1998. Mr. McHargue also served as
                                         Senior Vice President, US Business
                                         Operations--Rehabilitation Division
                                         from 1995 to 1998 and as Senior Vice
                                         President, Human Resources--S&N North
                                         America (MPG) from 1991 to 1995.

Rod Skaggs................              President--Wound Management Division
                                         since 1998. Mr. Skaggs also served as
                                         Vice President--Sales of the Wound
                                         Management Division of Parent and its
                                         predecessors from 1992 to 1998.

A. Bruce Parker...........              President--Casting Division since 1996.
                                         Mr. Parker also served as President of
                                         A. Bruce Parker, Inc., the general
                                         partner of Parker Medical Associates,
                                         L.P. from 1986 to 1996.

  Directors and Executive Officers of Offeror. Set forth below are the name, current business address, citizenship and present principal occupation and employment history (covering a period of not less than five years) of each executive officer and director of the Offeror. Unless otherwise indicated, each such person's business address is 1450 Brooks Road, Memphis, TN 38116. All persons listed below are citizens of the United States of America except for Mr. Lomax, who is a citizen of England.

                                        Present Principal Occupation or
                           Business     Employment and Material Positions Held
Name                       Address      During Past Five Years
----                       --------     --------------------------------------

Clifford K. Lomax.........              Chairman of the Board of Offeror. Mr.
                                         Lomax has also served as a director and
                                         as Treasurer of Parent since 1998,
                                         prior to which Mr. Lomax served as
                                         Finance Director--Smith & Nephew Asia
                                         and Australia from 1996 to 1998 and as
                                         Group Financial Controller from 1984 to
                                         1996.

Larry Papasan.............              President of Offeror. Mr. Papasan has
                                         also served as Chairman of the Board
                                         and President of Parent since 1998 and
                                         as President--Orthopaedic Division of
                                         Parent and its predecessors since 1991.

Daniel Lewis..............              Treasurer of Offeror. Mr. Lewis has also
                                         served as Senior Vice President--
                                         Finance and Tactical Marketing
                                         Support--Orthopaedic Division of Parent
                                         since 1998, prior to which he served as
                                         Finance Director--Residential Products
                                         of Carrier Corporation from 1988 to
                                         1997.

James A. Ralston..........              Secretary of Offeror. Mr. Ralston has
                                         also served as Director and Senior Vice
                                         President, Secretary and General
                                         Counsel of Parent since January 1999.
                                         Before joining Parent, Mr. Ralston
                                         spent 19 years at Eagle-Pitcher
                                         Industries, Inc., where his final title
                                         was Vice President, General Counsel and
                                         Secretary.

Robert Lucas..............              Assistant Secretary of Offeror. Mr.
                                         Lucas has also served as Associate
                                         General Counsel of Parent since January
                                         1999, prior to which he served as
                                         Senior Corporate Counsel of Parent and
                                         its predecessors since 1993.

  Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                         REGISTRAR AND TRANSFER COMPANY

     By Mail or Overnight Delivery:

                                                        By Hand:

     Registrar and Transfer Company         c/o The Depository Trust Company
           10 Commerce Drive                      Transfer Agent Drop
       Cranford, New Jersey 07016             55 Water Street, First Floor
    Attn: Reorganization Department          New York, New York 10041-0099

                           By facsimile transmission:
                                 (908) 497-2311

                             Confirm by telephone:
                                 (800) 368-5948

   If you require additional information, please call Registrar and Transfer
                                   Company at
                                 (800) 368-5948

  Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and location listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                     450 West 33rd Street, Fourteenth Floor
                            New York, New York 10001
                                 (800) 684-8823

                        Banks and Brokers, please call:
                                 (212) 273-8083

                      The Dealer Manager for the Offer is:

                             CHASE SECURITIES INC.
                          270 Park Avenue, Tenth Floor
                            New York, New York 10017
                                 (212) 270-3722